EXHIBIT 4(a)
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                          HANGER ORTHOPEDIC GROUP, INC.
                2003 NON-EMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN
             (As amended by the Board of Directors on June 4, 2003)

1.   Purpose
     -------

     The purpose of this 2003 Non-Employee Directors' Stock Incentive Plan (the "Plan") of Hanger Orthopedic Group, Inc. (the "Company") is to increase the ownership interest in the Company of non-employee directors whose services are considered essential to the Company's continued progress and to provide a further incentive to serve as a director of the Company.

2.   Administration
     --------------

     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion with respect to the selection of directors to receive options or awards of restricted shares under the Plan, the number of shares of stock subject to any such options or awards of restricted shares under the Plan, or the exercise price of such options, or the time or times at which options may be granted or exercised, or the time or times at which restricted shares may be granted, and provided further that the Committee shall not have the authority to alter or amend the Plan or to take any action or make any determination that would materially increase the benefits accruing to participants under the Plan. The determination of the Committee in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its stockholders and persons granted options and restricted shares under the Plan.

3.   Participation in the Plan
     -------------------------

     Directors of the Company who are not employees of the Company or any affiliate of the Company shall be eligible to participate in the Plan ("Eligible Directors").

4.   Shares Subject to the Plan
     --------------------------

     Subject to adjustment as provided in Section 9, an aggregate of 500,000 shares of Company common stock, par value $.01 per share (the "Stock"), shall be available for issuance upon the exercise of options granted under the Plan and the award of restricted shares under the Plan. The shares of Stock deliverable upon the exercise of options and the award of restricted shares may be made available from authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market or in private transactions. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares subject to, but not delivered under, such option may again become available for the grant of other options under the Plan. Except in the case of the death or disability of an Eligible Director or a change in control of the Company, if any Eligible Director who has been awarded any restricted shares shall cease being an Eligible Director prior to the date on which the restricted shares shall have vested, then such unvested shares shall be cancelled and forfeited by that recipient director, in which case such shares shall once again become available under the Plan for issuance upon the exercise of options granted under the Plan and the award of restricted shares under the


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Plan. No shares deliverable to the Company in full or partial payment of the purchase price payable pursuant to paragraph (f) of Section 6 shall become available for the grant of other options under the Plan.

5.   Non-Statutory Stock Options
     ---------------------------

     All options granted under the Plan shall be non-statutory options not intended to qualify under Section 422A of the Internal Revenue Code of 1986, as amended.

6.   Terms, Conditions and Form of Annual Options
     --------------------------------------------

     Except as otherwise provided under this Plan, each annual option granted under this Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

     (a) Annual Option Grant Dates. Options to purchase 5,000 shares of Stock (as adjusted pursuant to Section 9) shall be granted automatically on an annual basis to each Eligible Director as of the third business day following the date of each Annual Meeting of Stockholders of the Company at which the Eligible Director is elected.

     (b) Purchase Price. The purchase price per share of Stock for which each option is exercisable shall be 100% of the fair market value per share of Stock on the date the option is granted, which shall be the closing per-share price of the Stock as reported on the New York Stock Exchange.

     (c) Exercisability and Term of Options. Each option granted under the Plan shall vest and become exercisable as to one-third of the shares of Common Stock underlying the option at the end of each of the first three years following the date of grant. Each option granted under the Plan shall expire ten years from the date of the grant, and shall be subject to earlier termination as hereinafter provided.

     (d) Termination of Service. In the event of the termination of service on the Board by the holder of any option, other than by reason of total and permanent disability or death as set forth in paragraph (e) hereof, the then outstanding options of such holder shall expire ninety (90) days after such termination.

     (e) Disability or Death. In the event of termination of service by reason of the total and permanent disability of the holder of any option, each of the then outstanding options of such holder will immediately mature in full and the holder may exercise all or any portion of such option at any time within one year after such total and permanent disability, but in no event after the expiration date of the term of the option. In the event of the death of the holder of any option, each of the then outstanding options of such holder will immediately mature in full and become exercisable by the holder's legal representative at any time within a period of one year after death, but in no event after the expiration date of the term of the option.

     (f) Payment. Options may be exercised only upon payment to the Company in full of the purchase price of the shares to be delivered. Such payment shall be made in cash or in Stock, or in a combination of cash and Stock. The sum of the cash and the fair market value of such Stock shall be at least equal to the aggregate purchase price of the shares to be delivered.

7.   Terms and Conditions of Annual Restricted Stock Issuances
     ---------------------------------------------------------

     Except as provided in this Plan, each annual issuance of restricted shares of Stock granted under this Plan

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shall be subject to the following terms and conditions:

     (a) Restricted Stock Grant Dates. The amount of 1,000 shares of Stock (as adjusted pursuant to Section 9) shall be granted automatically on an annual basis to each Eligible Director as of the third business day following the date of each Annual Meeting of Stockholders of the Company at which the Eligible Director is elected.

     (b) Restrictions. Each share of Stock issued under this Plan shall be restricted as a result of being subject to a one year vesting period, and shall be subject to forfeiture and cancellation in the event of early termination of such vesting period as hereinafter provided.

     (c) Termination of Service. In the event of the termination of service on the Board by the holder of any unvested shares of Stock, other than by reason of total and permanent disability or death as set forth in paragraph (d) hereof, the then unvested shares of Stock shall be forfeited and cancelled unless such unvested shares of Stock vest on or before the date which is ninety (90) days after such termination.

     (d) Disability or Death. In the event of termination of service by reason of the total and permanent disability of the holder of any unvested shares of Stock, each of the then unvested shares of Stock of such holder will immediately vest in full as of the date of such total and permanent disability of the holder. In the event of the death of the holder of any unvested shares of Stock, each of the then unvested shares of Stock will immediately vest in full as of the date of death of such holder.

8.   Terms and Conditions of Options and Restricted Stock Being Issued in Lieu
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     of Annual Director Fees.
     ------------------------

     So long as the Company pays an annual fee to Eligible Directors, then each Eligible Director may elect to receive all of his or her annual director fee from the Company in the form of shares of Stock, subject to the following terms and conditions:

     (a) Restricted Stock in Lieu of Annual Director Fee. Except as otherwise provided in this Plan, each Eligible Director may elect to receive all of his or her annual director fee from the Company in the form of shares of Stock to be issued to such director in the number of whole shares of Stock which is equal to
(i) the amount of such annual director fee divided by (ii) the closing sale price per share of the Stock as reported by the New York Stock Exchange on the third business day following the date of each Annual Meeting of Stockholders at which the Eligible Director is elected. The shares of Stock received by such Eligible Director in lieu of his or her annual director fee will be subject to the provisions of Section 7 (b), (c) and (d) of this Plan.

     (b) Additional Stock Option. In the event an Eligible Director elects to receive his or her annual director fee in shares of Stock under this Plan, then such eligible Director shall also receive an additional option to purchase shares of Stock under this Plan in an amount equal to one-half of the number shares of Stock that such Eligible Director received in lieu of his or her annual director fee under Section 8(a). The date of grant of such additional option shall be the third business day following the date of each Annual Meeting of Stockholders at which the eligible director is elected and all other terms and provisions of such additional option shall be the same as under the provisions of Section 6 (b), (c) and (d) of this Plan.

9.   Adjustment upon Changes in Stock
     --------------------------------

     If there shall be any change in the Stock subject to the Plan or to any option granted thereunder

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through a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number and kind of shares or other securities or property subject to the Plan, and the number and kind of shares or other securities or property subject to outstanding and to subsequent option grants and in the purchase price of outstanding options to reflect such changes.

10.  Merger, Consolidation or Liquidation
     ------------------------------------

     At least 30 days prior written notice of a merger, consolidation or liquidation of the Company shall be given by the Company to each option holder and each holder of restricted Stock issued under this Plan, in which case vesting shall accelerate and all outstanding options shall become fully exercisable and all unvested shares of Stock shall become fully vested. Upon the occurrence of a merger, consolidation or liquidation of the Company, this Plan and all options then outstanding hereunder shall automatically terminate unless the surviving or acquiring corporation shall assume the outstanding options or substitute new options for them.

11.  Assignment and Transfer
     -----------------------

     Each option and all rights thereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the holder or the holder's guardian or legal representative. Each unvested share of Stock issued under this Plan shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and may not be sold, pledged, hypothecated, assigned or transferred until only after each such share of Stock has vested pursuant to the terms of this Plan.

12.  Limitation of Rights
     --------------------

     (a) No Right to Continue as a Director. Neither this Plan, nor the granting of an option, nor the issuance of any shares of Stock nor any other action taken pursuant to this Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the director has a right to continue as a director for any period of time, or at any particular rate of compensation.

     (b) No Stockholder's Rights for Options or Unvested Shares. An optionee shall have no rights as a stockholder with respect to the shares covered by options granted hereunder until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued. The holder of unvested shares of Stock shall have no rights as a stockholder with respect to such unvested shares granted hereunder until the date such shares become vested in the holder, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of the vesting of such shares of Stock.

13.  Effective Date and Duration of Plan
     -----------------------------------

     This Plan shall become effective immediately following approval by the stockholders at the 2003 Annual Meeting of Stockholders. The period during which grants of options and restricted shares of Stock shall be made under this Plan shall terminate on the fourth business day following the 2013 Annual Meeting of Stockholders (unless this Plan is extended or terminated at an earlier date) but such termination shall not affect the terms of any then outstanding options.

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14.  Amendment, Suspension or Termination of the Plan
     ------------------------------------------------

     The Board of Directors may suspend or terminate this Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the stockholders, no revision or amendment shall change the selection or eligibility of directors to receive options and/or restricted shares of Stock under this Plan, the number of shares of Stock subject to any such options, grants of restricted shares or the Plan itself, the exercise price of any option, the vesting period of any option or grant of restricted shares or materially increase the benefits accruing to participants under this Plan; and further provided that the Plan provisions relating to the amount, price and timing of option awards and grants of restricted shares shall not be amended more than once every six months, other than to comport with changes under the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder.

15.  Fractional Shares
     -----------------

     No fractional shares of Stock shall be issued pursuant to grants of options or restricted shares of Stock hereunder, but in lieu thereof, the cash value of such fraction shall be paid.

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